EXHIBIT 2.2


                      AMENDMENT TO SHARE EXCHANGE AGREEMENT

AMENDMENT TO SHARE EXCHANGE AGREEMENT, made this 20th day of January, 2005, by and among NETFRAN DEVELOPMENT CORP., a Florida corporation, ("NETFRAN"), ARIEL WAY, INC., a Delaware corporation ("Ariel Way") and the shareholders of Ariel Way common stock who execute a counterpart of this Amendment (referred to collectively as the "Shareholders" and individually as a "Shareholder").

WHEREAS, the parties have entered into a Share Exchange Agreement dated as of December 29, 2004 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement to provide for a later closing of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the parties hereto agree as follows:

1. The second sentence of Section 9.1 of the Agreement is hereby amended to read as follows:

 In event the Closing herein has not been completed by February 3, 2005 any party hereto may terminate this Agreement and in such event this Agreement shall be null and void.

2. Except as set forth above, the Agreement is ratified, confirmed and approved. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall supercede the terms of the Agreement.

IN WITNESS WHEREOF, Netfran, Ariel Way and the Stockholders, by their duly authorized representatives, have executed this Amendment.

ARIEL WAY, INC.                                NETFRAN DEVELOPMENT CORP.


By: s/ Arne Dunhem, President                  By: s/ Elliot Krasnow, President

The Shareholders:

The Dunhem Family Partnership
Anand Kumar
Magdy Battikha
David Morris
Michael H. Jordan
Voula Kanellias
Aziz Bennani
Steven Toro

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Chivas Capital, Inc.
Market Central, Inc.
Cornell Capital Partners, LP
Drewlo, Ken
Freke, Viv
Janko, Uros
O Riordain, Seosamh D.
Peulve, Jean-Rene
Bova, Bob
Herbert Grau
Paul Sterne
Bova, Bob
Mun, Kevin
Uros Janko
Bob Bova
Viv Freke
Ken Drewlo
Jean Rene Peulve
Seo O'Riordain
Kevin Mun

By: s/ Arne Dunhem, Shareholders Representative